Exhibit 99.1

Contact:	Vanessa Craigie
Corporate Communications
(617) 342-6015

Steve Delahunt
Investor Relations
(617) 342-6255

CABOT CORPORATION ANNOUNCES ELECTION OF DOUGLAS DEL GROSSO TO BOARD OF DIRECTORS

Boston – April 30, 2020 – Cabot Corporation (NYSE: CBT) announced today that Douglas G. Del Grosso has been elected to its Board of Directors, effective April 30, 2020. He was also appointed a member of the Audit Committee of the Board of Directors, effective April 30, 2020. Mr. Del Grosso is president, chief executive officer and a director of Adient plc, an automotive seating manufacturer based in Plymouth, Michigan, positions he has held since October 1, 2018.

Sue H. Rataj, Non-Executive Chair of Cabot’s Board of Directors, said, “We are very pleased to welcome Doug to our Board. His significant leadership experience and global operational expertise within the automotive sector will further enhance the Board’s depth and capabilities that are necessary to oversee the Company’s ‘Advancing the Core’ strategy.”

“I am delighted and honored to join the Cabot Board of Directors. Cabot is a company with exceptional products and technologies and has many exciting opportunities for growth in the years ahead. I look forward to drawing on my experience to help Cabot achieve its growth objectives and further advance the Company’s strategy,” said Mr. Del Grosso.

Prior to joining Adient, Mr. Del Grosso was president and chief operating officer of Chassix Inc., a privately held automotive parts supplier, from 2016 until 2018, and president and chief executive officer of Henniges Automotive, a manufacturer of automotive sealing and anti-vibration systems, from 2012 until 2015. Prior to that, Mr. Del Grosso spent five years at TRW Automotive, where he last served as vice president and general manager for the company’s global braking and suspension operations. Prior to joining TRW Automotive, Mr. Del Grosso spent more than 20 years at Lear Corporation in a variety of operational roles, the last being president and chief operating officer. Mr. Del Grosso holds a Bachelor of Science degree with a major in mechanical engineering from Lawrence Technological University, and a Master of Business Administration degree from Michigan State University.

About Cabot Corporation

Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: https://www.cabotcorp.com. The Company encourages investors and potential investors to consult the Cabot website regularly.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in the press release regarding Cabot’s business that are not historical facts are forward looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K or subsequent SEC filings.